Exhibit 99.1

Smart Balance Announces Conversion of Convertible Preferred Stock

Improves capital structure; approximately 19.5 million common shares to be issued

PARAMUS, N.J. (Jan. 3, 2008) – Smart Balance Inc. (NASDAQ GM: SMBL) announced today it is forcing the conversion of its Series A Convertible Preferred Stock. At 5:00 p.m., Eastern Time, today, each preferred share will be automatically converted into approximately 1.268 shares of common stock. All of the issued and outstanding shares of Series A Convertible Preferred will cease to exist.

“We have reached another milestone in the evolution of our capital structure,” commented Robert S. Gluck, vice chairman and CFO of Smart Balance Inc. “The conversion improves our debt/equity ratio and should help toward raising our credit ratings. We will continue to work on improving our financial position to facilitate funding Smart Balance’s growth opportunities.”

The Company is exercising its right to force the conversion of its Series A Convertible Preferred Stock based on meeting the conditions in the Company’s Restated Certificate of Incorporation governing the terms of the preferred shares. One condition was that the last sales price of the Company’s common stock equals or exceeds $11.50 per share on 20 trading days within a 30 day trading period ending on the third business day prior to the date on which notice of conversion is given. This condition was met on the 30 day trading period ended December 28, 2007. Another condition required the redemption of the Company’s outstanding public warrants, which was met on December 3, 2007.

A total of approximately 19.5 million common shares will be issued upon the conversion, which includes the pay-out of in-kind dividends. With this issue, the total number of shares outstanding of Smart Balance, Inc. common stock will be approximately 62.6 million.

The Company mailed a notice of conversion to all of the holders of the Company’s Series A Convertible Preferred Stock. For additional information regarding the conversion, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Michael Mullings

Telephone: (212) 845-3217

About Smart Balance Inc.

Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

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Media Contact:	Investor Contact:

Liz Feldman/Nicole Atkinson	John Mintz

lfeldman@hillmanpr.com/natkinson@hillmanpr.com	investor@smartbalance.com

Sandy Hillman Communications	Smart Balance Inc.

443-683-0917/443-683-0922	201-568-9300 (ext. 127)